Exhibit 10.32
RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED ENSTAR GROUP LIMITED 2016 EQUITY INCENTIVE PLAN

This Restricted Stock Unit Award Agreement (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between the Grantee (as defined below) and Enstar Group Limited (the “Company”). Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan (as defined below).
Reference is made herein to the Agreement and Plan of Merger, dated as of July 29, 2024 (the “Merger Agreement”), by and among Elk Bidco Limited (“Parent”), the Company and the other parties thereto.
The body of this Agreement sets forth the terms that apply to the Award for the period beginning on the Grant Date and ending at the earlier of (a) immediately prior to the Third Effective Time (as defined in the Merger Agreement) and (b) the date on which the Award has become fully vested or is forfeited in accordance with its terms.
If the Third Effective Time occurs prior to the date on which the Award has become fully vested, then, effective as of the Third Effective Time, the additional terms set forth in Exhibit A attached hereto will apply to the Award. If the Third Effective Time does not occur for any reason (including if the Merger Agreement is terminated in accordance with its terms), Exhibit A will terminate automatically, and the terms set forth in the body of this Agreement will continue to apply to the Award.
For purposes of this Agreement, the “Company Group” means, collectively, (a) prior to the Third Effective Time, the Company and its subsidiaries, and (b) at and after the Third Effective Time, Parent and its subsidiaries (including the Company).

WITNESSETH THAT:

    WHEREAS, the Company maintains the Amended and Restated Enstar Group Limited 2016 Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement; and

    WHEREAS, the Grantee has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Unit Award under the Plan.

    NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee as follows:

    1.    Terms of Award.

        (a)    The “Grantee” is ____________.

        (b)    The “Grant Date” is ____________.

(c)    The number of Restricted Stock Units granted under this Agreement is ____________ (“RSUs”). Each RSU represents the right to receive one Common Share.

    2.    Award. Subject to the terms of this Agreement and the Plan, the Grantee is hereby granted the RSUs as described in paragraph 1. The Company shall establish a bookkeeping account in the Grantee’s name which reflects the number of RSUs standing to the credit of the Grantee.

    3.    Vesting.

    (a)    Except as otherwise provided herein, upon the first, second and third anniversaries of the Grant Date (each, a “Scheduled Vesting Date”), the RSUs that have not been previously forfeited shall become vested according to the following schedule; provided that the Third Effective Time has not occurred prior to the applicable Scheduled Vesting Date:

Number of RSUs Becoming Vested	Scheduled Vesting Date

    (b)    The Grantee’s right to vest in the Award is conditioned upon the Grantee’s continuous employment with the Company Group. If the Grantee incurs a Termination of Service prior to the Third Effective Time, the Grantee’s rights with respect to the Award shall be affected as follows:

(i)    If the Termination of Service is by reason of the Grantee’s death, disability or termination by the Company Group without Cause (or, if the Grantee’s employment agreement so provides, the voluntary termination by the Grantee for Good Reason), 100% of the then-unvested RSUs shall vest as of the date of such Termination of Service.

(ii)    If the Termination of Service is by reason of termination by the Company Group for Cause, 100% of the RSUs (whether vested or unvested) shall be forfeited as of the date of such Termination of Service, and the Committee may require that the Grantee disgorge any profit, gain or other benefit received in respect of the lapse of restrictions on any prior grant of RSUs for a period of up to 12 months prior to such Termination of Service.

(iii)     If the Termination of Service is for any reason other as set forth in clause (i) or (ii) above, 100% of the then-unvested RSUs shall be forfeited as of the date of such Termination of Service.
(c)    Upon the occurrence of a Change in Control (other than the consummation of the transactions contemplated by the Merger Agreement), if the Committee makes a good faith determination that an Alternative Award (as defined in Section 14 of the Plan) has not been granted by the acquirer, 100% of the then-unvested RSUs shall vest as of the date of the Change in Control.

(d)    Upon the occurrence of a Change in Control (other than the consummation of the transactions contemplated by the Merger Agreement), if the Committee makes a good faith determination that an Alternative Award has been granted by the acquirer, the Alternative Award shall continue to vest subject to this paragraph 3.

    4.    Shareholder Rights. The Grantee shall not have any right, in respect of RSUs awarded pursuant to the Plan, to receive dividends or vote on any matter submitted to the Company’s stockholders until such time as Common Shares subject to such RSUs have been issued to the Grantee.

    5.    Dividend Equivalents. RSUs awarded under this Agreement are eligible to receive Dividend Equivalents. On each date that a cash dividend is paid with respect to Common Shares, the Company shall credit the bookkeeping account established on behalf of the Grantee with the dollar amount of the dividends the Grantee would have received if the RSUs held by the Grantee on the record date for such dividend payment had been Common Shares. Interest may be credited on the Dividend Equivalents at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the RSUs to which they are attributable and shall be paid in cash on the same date that the RSUs to which they are attributable are settled.

    6.    Settlement of RSUs. As soon as practicable after the date on which any RSUs vest pursuant to this Agreement, and in any event no later than March 15 of the calendar year following the calendar year in which the vesting date occurs, the Company shall transfer to the Grantee one Common Share for each RSU vesting on the vesting date (the date of any such transfer shall be the settlement date for purposes of this Agreement); however, the Company may withhold Common Shares otherwise transferable to the Grantee to the extent necessary to satisfy withholding taxes due by reason of the vesting of the RSUs.
    7.    Transferability. The Grantee shall not transfer or assign, in whole or in part, RSUs subject to this Agreement, other than (a) by will or by the laws of descent and distribution, or (b) by designation, in a manner established by the Company, of a beneficiary or beneficiaries to exercise the rights of the Grantee and to receive any property distributable with respect to this Agreement upon the death of the Grantee upon satisfaction of the vesting conditions described in paragraph 3 above.
    8.    Withholding. Any tax consequences arising from the grant of the Award shall be borne solely by the Grantee. The Company Group shall withhold taxes according to the requirements under the applicable laws, rules and regulations including withholding taxes at source. The Grantee will not be entitled to receive from the Company any Common Shares hereunder prior to the full payment of the Grantee’s tax liabilities relating to the Award. The Company may, in its discretion, elect to (a) withhold Common Shares otherwise issuable under the Plan or (b) allow the Grantee to deliver to the Company previously acquired Common Shares (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of vesting not in excess of the amount required to satisfy the withholding tax obligations.

    9.    Compliance with Applicable Law. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any Common Shares if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

    10.    Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the RSUs (including any Dividend Equivalents) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the RSUs or any Dividend Equivalents may not so qualify, and in that case, the Committee shall administer the grant and settlement of such RSUs and any Dividend Equivalents in compliance with Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on the Grantee under Section 409A of the Code and neither the Company nor the Committee will have any liability to the Grantee for such tax or penalty.

    11.    Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all parties. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

12.    Not an Employment Contract. The Award will not confer on the Grantee any right with respect to the continuance of employment or other service to the Company Group, nor will it interfere in any way with any right the Company Group would otherwise have to terminate or modify the terms of such Grantee’s employment or other service at any time.
13.    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by email or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee’s email address or physical address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
14.    Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Grantee and the Company without the consent of any other person.
15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
16.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the transfer restrictions set forth in this Agreement and the Plan.
17.    Applicable Law. This Agreement shall be construed in accordance with the laws of Bermuda (without reference to principles of conflict of laws).
18.    Clawback Policy. Notwithstanding any other provision of this Agreement, the Award will be subject to any compensation recovery or clawback policy the Company adopts, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the Company’s sole discretion.
19.    Electronic Administration. The Grantee hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of this award agreement and any other documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
20.    Additional Provisions.
(a)    In addition, the Grantee acknowledges that: (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the grant of the RSUs does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs; (iii) all determinations with respect to any such future grants, including, but not limited to, the times when RSUs shall be granted and the number of Common Shares subject to the RSUs will be at the sole discretion of the Company without the need to supply reasons for the exercise or non-exercise of that discretion; and (v) the RSUs are not part of normal or expected compensation for purposes of calculating any severance or other payments paid for any reason whatsoever and whether such termination is subsequently held to be wrongful or unfair.
(b)    The Grantee has been informed by the Company about the processing of relevant data under the Plan and the RSUs and in particular this paragraph. By entering into this Agreement, the Grantee: (i) authorizes the Company Group, and any agent of the Company Group or any Affiliate or third party administering the Plan, to collect, use, process and disclose and transfer to and retention by the Company Group or any such agent, Affiliate or third party such information and data (including personal data) as the Company Group or any such agent, Affiliate or third party (including any situated outside the European Economic Area) shall request or need in order to facilitate the grant of RSUs and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company Group to store and transmit such information in electronic form.

(c)    The Grantee acknowledges that any income, other taxes or social security contributions (including to the extent provided herein any employers’ social security contributions) due from him or her with respect to the grant, vesting or delivery of the Award and Common Shares transferable hereunder (“Tax Liability”) shall be the Grantee’s responsibility and the Grantee agrees to indemnify the Company and his or her employer or former employer in respect of all such Tax Liability provided that the Grantee understands and agrees that, unless (i) his or her employer or former employer is able to withhold the amount of the Tax Liability from payment of his or her remuneration within the period of 30 days from the date on which any Tax Liability arises; (b) the Grantee indicates in writing to his or her employer or former employer in a manner agreed with the Company that the Grantee will make a payment to the Company of an amount equal to the Tax Liability and does in fact make such a payment, within 14 days of being notified by the Company of the amount of the Tax Liability, the Company shall be entitled to sell sufficient of the Common Shares acquired or to be acquired by the Grantee necessary to satisfy the indemnity and to procure payment to the Grantee’s employer of an amount sufficient to satisfy the indemnity out of the net proceeds of sale of the Common Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Award Agreement on ___________________.

                            ENSTAR GROUP LIMITED

                            By:________________________________
                            Name:
                            Title:

                            ____________________________________
                            Grantee

                            Address:

Exhibit A
1.     Conversion of Award. At the Third Effective Time, the Award will convert into an award (the “Cash Award”) with respect to a fixed cash amount equal to the product of (a) $338 multiplied by (b) the number of Common Shares subject to the Award as of immediately prior to the Third Effective Time.

    2.    Vesting.

    (a)    Except as otherwise provided herein, the Cash Award will vest on the terms set forth in this Section 2(a):

    (i)    If the Third Effective Time occurs prior to the first anniversary of the Grant Date, then the Cash Award will vest in three equal installments on each of the first, second and third anniversaries of the Grant Date.

    (ii)    If the Third Effective Time occurs on or after the first anniversary of the Grant Date and prior to the second anniversary of the Grant Date, then the Cash Award will vest in two equal installments on each of the second and third anniversaries of the Grant Date.

    (ii)    If the Third Effective Time occurs on or after the second anniversary of the Grant Date and prior to the third anniversary of the Grant Date, then the Cash Award will vest in a single installment on the third anniversary of the Grant Date.

    (b)    The Grantee’s right to vest in the Cash Award is conditioned upon the Grantee’s continuous employment with the Company Group. If the Grantee incurs a Termination of Service, the Grantee’s rights with respect to the Cash Award shall be affected as follows:

(i)If the Termination of Service is by reason of the Grantee’s death, disability or termination by the Company Group without Cause (or, if the Grantee’s employment agreement so provides, the voluntary termination by the Grantee for Good Reason), 100% of the then-unvested portion of the Cash Award shall vest as of the date of such Termination of Service.

(ii)If the Termination of Service is by reason of termination by the Company Group for Cause, 100% of the Cash Award (whether vested or unvested) shall be forfeited as of the date of such Termination of Service.

(iii)If the Termination of Service is for any reason other as set forth in clauses (i) and (ii) above, 100% of the then-unvested portion of the Cash Award shall be forfeited as of the date of such Termination of Service.
    3.    Payments. As soon as practicable after the date on which all or any portion of the Cash Award vests pursuant to Section 2 and in any event no later than [30] days after the vesting date, the Company Group will pay to the Grantee in a lump sum in cash the applicable amount that vested on the vesting date.
    4.    Transferability. The Grantee shall not transfer or assign, in whole or in part, the Cash Award, other than (a) by will or by the laws of descent and distribution or (b) by designation, in a manner established by the Company, of a beneficiary or beneficiaries to exercise the rights of the Grantee and to receive any cash payable with respect to the Cash Award upon the death of the Grantee upon satisfaction of the vesting conditions described in Section 2.

    5.    Withholding. Any tax consequences arising from the grant of the Cash Award shall be borne solely by the Grantee. The Company Group shall withhold taxes according to the requirements under the applicable laws, rules and regulations including withholding taxes at source.

    6.    Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the Cash Award is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations, and this Exhibit A shall be interpreted consistently therewith. However, under certain circumstances, the Cash Award may not so qualify, and in that case, the Company Group shall administer the Cash Award in compliance with Section 409A of the Code. Notwithstanding the foregoing, the Company Group shall not have any (a) obligation to take any action to prevent the assessment of any excise tax or penalty on the Grantee under Section 409A of the Code or (b) liability to the Grantee for such tax or penalty.